Exhibit 8.2

CLIFFORD CHANCE US LLP

31 WEST 52ND STREET
NEW YORK, NY 10019-6131

TEL +1 212 878 8000
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www.cliffordchance.com

January 10, 2020

Carey Watermark Investors 1 Incorporated

50 Rockefeller Plaza

New York, New York 10020

Re:                             REIT Qualification of Carey Watermark Investors 2 Incorporated

Ladies and Gentlemen:

We have acted as counsel to Carey Watermark Investors 2 Incorporated, a Maryland corporation (“CWI 2”), in connection with an Agreement and Plan of Merger, dated as of October 22, 2019 (the “Merger Agreement”), by and among CWI 2, Carey Watermark Investors Incorporated, a Maryland corporation (“CWI 1”), and Apex Merger Sub LLC, a Maryland limited liability company and direct wholly owned subsidiary of CWI 2 (“Merger Sub”), as described in a Registration Statement on Form S-4, File No. 333-235428, and the related joint proxy statement/prospectus filed by CWI 2 with the U.S. Securities and Exchange Commission on December 9, 2019 (as amended, the “Registration Statement”). As contemplated in the Merger Agreement, Merger Sub will merge with and into CWI 1, with CWI 1 surviving the merger as a direct wholly owned subsidiary of CWI 2 (the “Merger”).

This opinion is being provided to you pursuant to the Merger Agreement and in connection with the filing of the Registration Statement. Capitalized terms not otherwise defined herein shall have the meanings given in the Merger Agreement.

In rendering the opinion expressed herein, we have examined and relied on the following items:

1.	the Articles of Amendment and Restatement of CWI 2;

2.	the bylaws of CWI 2;

3.

a Certificate of Representations (the “Certificate of Representations”) dated as of the date hereof, provided to us by CWI 2, CWI 2 OP, LP (the “Operating Partnership”), and Carey Lodging Advisors, LLC (the “Advisor”);

4.	the Registration Statement;

5.

The opinion of Venable LLP, dated as of the date hereof, regarding the qualification of CWI 1 as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”) for its taxable year ended December 31, 2011 through the date hereof (the “Venable Opinion”); and

6.	such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter.

In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents and have not been subsequently amended, (ii) the signatures of each original document are genuine, (iii) all representations and statements set forth in such documents are true and correct, (iv) all obligations imposed by any such documents on the parties thereto have been performed or satisfied in accordance with their terms, and (v) CWI 2, the Operating Partnership and all subsidiaries of CWI 2 and the Operating Partnership have at all times operated and will continue to operate in accordance with the method of operation described in their respective organizational documents, the Registration Statement and the Certificate of Representations.

For purposes of rendering the opinion stated below, we have also assumed, with your consent, (i) the accuracy of the representations contained in the Certificate of Representations, and that each representation contained in such Certificate of Representations that is qualified as to the best of the knowledge, belief or intent with respect to past or future actions of CWI 2, the Operating Partnership, and/or the Advisor is accurate and complete without regard to such qualification, (ii) CWI 2 will be granted an extension of time to file, and will properly and timely file, together with Sawgrass Hotel Operator, Inc., Key Biscayne Hotel Operator, Inc., and Bellevue Hotel Operator, Inc., elections to treat each of Sawgrass Hotel Operator, Inc., Key Biscayne Hotel Operator, Inc., and Bellevue Hotel Operator, Inc. as taxable REIT subsidiaries of CWI 2, effective as of April 1, 2015, May 29, 2015 and January 22, 2016, respectively, and (iii) that no action will be taken by CWI 2 after the date hereof that is inconsistent with CWI 2’s qualification as a REIT under the Code.  In addition, for purposes of rendering the opinion stated below, with your consent, we have relied on and assumed the accuracy of the Venable Opinion.

Based upon, subject to, and limited by the assumptions and qualifications set forth herein and in the Registration Statement, we are of the opinion that commencing with its taxable year ended December 31, 2015 CWI 2 has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its current and proposed method of operation as set forth in the Certificate of Representations will enable it to continue to so qualify.

The opinion set forth in this letter is based on relevant provisions of the Code, Treasury Regulations promulgated thereunder, interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the Internal Revenue Service (“IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which may result in modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary determination by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

The opinion set forth above represents our conclusion based upon the documents, facts, representations and assumptions referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations or assumptions could affect the opinion referred to herein. Moreover, CWI 2’s qualification as a REIT depends upon its ability to meet, for each taxable year, through actual annual operating results, requirements under the Code regarding its gross income, assets, distributions and diversity of stock ownership. We have not undertaken to review CWI 2’s compliance with these requirements. Accordingly, no assurance can be given that the actual results of CWI 2’s operations for any single taxable year have satisfied the tests necessary to qualify as a REIT under the Code. In addition, the opinion set forth above does not foreclose the possibility that the Company may have to pay a deficiency dividend, or an excise or penalty tax, which could be significant in amount, in order to maintain its REIT qualification. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter, the Registration Statement, or the Certificate of Representations, and we note that CWI 2 has engaged and will continue to engage in transactions in connection with which we have not provided legal advice or reviewed the legal documents with respect to such transactions, and, in certain cases, has engaged in transactions of which we may be unaware.

The opinion set forth in this letter is: (i) limited to those matters expressly covered and no opinion is expressed in respect of any other matter; (ii) as of the date hereof; and (iii) rendered by us at the request of CWI 2.  We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Clifford Chance US LLP